UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2013

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 SOUTH PRICE ROAD CHANDLER, AZ 85286

(Address of Principal Executive Offices, including Zip Code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

As previously announced, Amkor Technology, Inc. (the “Company”) and Toshiba Corporation (“Toshiba”) had been engaged in discussions relating to the acquisition of Toshiba Electronics Malaysia Sdn. Bhd (“TEM”), Toshiba’s power discrete semiconductor packaging and test operation in Malaysia.

On July 31, 2013, the Company entered into a share purchase agreement (the “Purchase Agreement”) with Toshiba, pursuant to which Amkor Technology Holding B.V., a wholly-owned subsidiary of the Company (the “Buyer”), acquired 100% of the shares of TEM effective on such date. The total price for the shares is approximately $60 million, based on the estimated net asset value of TEM at closing. The price for the shares is subject to adjustment to the extent the actual net asset value of TEM at closing was more or less than the estimate. We paid $43 million at closing and are obligated to pay the remaining $17 million by March 31, 2014. The Purchase Agreement contains customary representations, warranties and covenants and indemnification provisions.

In connection with the transactions contemplated by the Purchase Agreement, Toshiba and the Company entered into a supplemental agreement to a manufacturing services agreement between the parties, pursuant to which Toshiba agrees to purchase from TEM and TEM agrees to supply to Toshiba packaging and test services for (1) certain discrete semiconductor products for five years, and (2) certain small signal products and analog LSI products for two years, in each case, based on the volume targets set forth in the agreement. The pricing is cost plus for the first two years and market pricing thereafter.

Toshiba also granted to the Company a non-exclusive license to certain intellectual property rights for providing packaging and test services for power discrete and certain other semiconductor products pursuant to a technical assistance and license agreement. The Company will pay to Toshiba a running royalty on net sales from third parties for services using the licensed technology, subject to a royalty cap of JPY 1.5 billion (approximately $15 million).

Toshiba and its affiliates will also provide certain post-closing support to TEM pursuant to a transition services agreement, including but not limited to services related to the use of certain information technology systems by TEM and the secondment of certain employees to TEM.

Item 8.01 Other Events.

On July 31, 2013, the Company and Toshiba issued a joint press release announcing the transaction with Toshiba. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press release dated July 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2013	Amkor Technology, Inc.

/s/ Gil C. Tily
Gil C. Tily
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Index to Exhibits

Exhibit	Description
99.1	Press release dated July 31, 2013.